Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	May 1, 2022	May 2, 2021

Cash flows from operating activities:
Net income	$77,166	$25,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,405	47,121
Share-based compensation	3,041	2,723
Changes in operating assets, liabilities and other	(18,323)	(17,455)

Net cash provided by operating activities	103,289	58,219

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,809)	(73,516)
Government incentives	1,394	5,775
Other	(199)	(157)

Net cash used in investing activities	(33,614)	(67,898)

Cash flows from financing activities:
Repayments of debt	(27,571)	(8,636)
Purchases of treasury stock	(2,522)	(23,250)
Contribution from noncontrolling interest	24,995	-
Proceeds from share-based arrangements	4,384	1,180
Proceeds from long-term debt	-	12,439
Net settlements of restricted stock awards	(1,452)	(371)

Net cash used in financing activities	(2,166)	(18,638)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(14,917)	5,686

Net increase (decrease) in cash, cash equivalents, and restricted cash	52,592	(22,631)
Cash, cash equivalents, and restricted cash, beginning of period	279,680	281,602

Cash, cash equivalents, and restricted cash, end of period	$332,272	$258,971